Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholder

Salient MF Trust:

We consent to the use of our report dated June 26, 2012 for Salient MF Trust, included herein, and to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

July 2, 2012